Exhibit 8.1

                                                                                                April 25, 2006

Affordable Residential Communities Inc.

Affordable Residential Communities LP

7887 East Belleview Avenue, Suite 200

Englewood, CO 80111

                                                Re:          Certain Federal Income Tax Considerations

Ladies and Gentlemen:

                                You have requested our opinion concerning certain Federal income tax considerations in connection with Forms S-11/S-3 (the “Registration Statement”) filed today with the Securities and Exchange Commission by each of Affordable Residential Communities Inc. (“ARC”), a Maryland corporation, and Affordable Residential Communities LP (the “Partnership”), a Delaware limited partnership, in connection with the registration under the Securities Act of 1933, as amended, of (i) $96,600,000 aggregate principal amount of the Partnership’s 7½% Senior Exchangeable Notes due 2025 (the “Notes”), and (ii) the 6,750,524 shares of ARC’s common stock (the “Common Stock”) par value $.01 per share, to be issued upon exchange of the Notes.

                                In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

                                For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.  We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

                                In rendering our opinion, ARC and the Partnership have provided us with, and we are relying upon, statements and representations of officers and other representatives of ARC and the Partnership.  We have assumed and relied on the representations by ARC and the Partnership that the information presented in the Registration Statement and such other documents, certificates and records or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion.  No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.  We have assumed that such statements, representations and covenants are and will continue to be true without regard to any qualification as to knowledge or belief.  We have also assumed that the transactions contemplated by the documents referred to above will be consummated in accordance with the terms and conditions of such documents and that none of the material terms and conditions contained therein has been waived or modified in any respect.

                                In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as they exist at the date hereof and all of which are subject to change or differing interpretations at any time (in some circumstances, with retroactive effect).  A change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

                                Based upon and subject to the foregoing and to the qualifications set forth in the Registration Statement, we are of the opinion that the discussion set forth in the Registration Statement under (1) the caption “U.S. Federal Income and Estate Tax Considerations” constitutes a fair and accurate summary under current law of the material United States Federal income tax consequences relating to the purchase, ownership and disposition of the Notes or Common Stock for which the Notes may be exchanged and (2) the captions “Revocation of ARC’s REIT Election” constitute a fair and accurate summary under current law of the material United States Federal income tax consequences relating to the revocation of ARC’s election to be taxed as real estate investment trust under the Code.

                                Except as set forth above, we express no other opinion.  This opinion has been prepared for you in connection with the transaction described herein.  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein, or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP